Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 30, 2012 (this “Agreement”), by and between MRC Transmark Pte. Ltd., a company incorporated in Singapore (Company registration Number 198403475D) (the “Employer”), and Neil Philip Wagstaff (the “Executive”) (each of the Employer and the Executive a “Party” and, collectively, the “Parties”).

WHEREAS, the Executive has previously been employed by Transmark Fcx Limited and based in the United Kingdom under an agreement dated as of September 10, 2009 which employment terminated by mutual agreement on March 30, 2012; and

WHEREAS, the Executive, the Employer, Holdco (as hereinafter defined) and Transmark Fcx Limited have agreed that it is in the interests of the Group (as hereinafter defined) that the Executive shall be based in Singapore as an employee of MRC Transmark Pte. Ltd.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.	Employment

1.1.	Term. The Employer agrees to employ the Executive, and the Executive agrees to be employed by the Employer pursuant to this Agreement, for a period commencing on 30 March 2012 (such date, the “Effective Date”) and ending on the earlier of (i) October 30, 2014 and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”).

1.2.	Duties. During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall continue to hold the title of Executive Vice President—International Operations of MRC Global Inc., a Delaware corporation (“Holdco”) and such other positions as an officer or director of the Employer, PVF Holdings LLC, a Delaware limited liability company (“PVF”), or their respective subsidiaries (the Employer, PVF and each of their subsidiaries, shall be referred to as the “Group”) as the Executive and the Chief Executive Officer of MRC Global Inc., a Delaware corporation, (the “CEO”), or such other person designated by the CEO (the “CEO’s Designee”), shall mutually agree from time to time. The Executive shall perform such duties, functions and responsibilities commensurate with the Executive’s positions as reasonably directed by the CEO or the CEO’s Designee.

1.3.	Exclusivity. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Group, shall faithfully serve the Group, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO or the CEO’s Designee, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Group and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may sit on the boards of other companies with the consent of the CEO or the CEO’s Designee, which shall not be unreasonably withheld.

1.4.

Compliance with Group Policies and Restrictions on Interests. During the Term, the Executive (i) shall comply with Group policies in force from time to time including those in relation to the disclosure of interests and (ii) shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined in Section 8.5); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or traded on the London Stock Exchange or any other internationally recognized stock exchange, standing alone, be prohibited by this Section 1.4 so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.

2.	Compensation

2.1	Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Employer shall pay to the Executive a salary at an annual rate of £223,125 (the “Base Salary”) payable in monthly installments on or about the 25th day of each month. The monthly salary payable to the Executive will be paid in Pounds Sterling. However, at the Executive’s election and on receipt of written instructions from the Executive, the monthly salary payable to the Executive will be converted and paid in Singapore Dollars using the exchange rate applicable on the first business day of that month as shown on Bloomberg.com (or such other exchange indicator as agreed between the Employer and the Executive if Bloomberg.com is not available). The Base Salary shall be reviewed annually and may be adjusted upward by the Board of Directors of Holdco (the “Board”) (or a committee thereof), in its discretion, based on competitive data and the Executive’s performance. No increase in Base Salary shall limit or reduce any other right or obligation to the Executive under this Agreement and the Base Salary shall not be reduced at any time (including after any such increase).

2.2	Annual Bonus. For each completed fiscal year during the Term, the Executive shall be eligible to receive additional cash incentive compensation pursuant to the annual bonus plan of Holdco in effect at such time (the “Annual Bonus”). For purposes of Annual Bonus calculations, the Executive is deemed to have been employed since the commencement of the 2012 fiscal year. The target Annual Bonus shall be seventy five percent (75%) of the Executive’s Base Salary as in effect at the beginning of such fiscal year with the actual Annual Bonus to be based upon such individual and/or Employer and/or Group performance criteria established for each such fiscal year by the Board.

2.3	Equity. The Executive shall be granted stock options to purchase shares of common stock of Holdco as determined by the Board from time to time, with the terms of such stock options to be determined by the Board in its discretion.

2.4	Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Employer as in effect from time to time on a substantially similar basis as other senior executives of Holdco save that the Executive will, while based in Singapore (or on termination in respect of certain benefits), be provided with the housing, medical and flight benefits and payments in respect of the provision of disability, life and health insurance and employer pension contributions set forth in Exhibit A.

The Executive’s place of work, hours and terms as to sick pay are set forth in Exhibit C.

2.5	Annual Leave. During the Term, the Executive shall be entitled to paid annual leave in accordance with the Employer’s annual leave policy as in effect from time to time. Notwithstanding the foregoing, the Executive shall be entitled to all statutory and other customary public holidays in Singapore, and to an additional twenty five (25) days annual leave per calendar year to be taken at such times as may be approved by the CEO or the CEO’s Designee. Such entitlement shall accrue from day to day. No more than five (5) days of annual leave to which the Executive was entitled in the previous year but which he did not take during such previous year may be carried forward to any subsequent year without the consent of the CEO or the CEO’s Designee. If the Executive has on the termination of his employment hereunder, howsoever caused, any unused annual leave entitlement, he shall be entitled to payment in lieu thereof. If, on termination, he has taken annual leave in excess of such entitlement, there shall be deducted from any final payment due to him a sum in respect of each such day taken. For the purpose of this section, the formula for calculating any payment or repayment will be 1/260 of the Executive’s basic annual salary for each relevant annual leave day.

2.6	Business Expenses. The Employer shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Employer as approved by the CEO or the CEO’s Designee and in effect from time to time.

3.	Termination of Employment

3.1.	Generally. The Employer may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Employer for Cause (as defined in Section 8.1)) at any time upon not less than thirty (30) days’ notice to the other Party. Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, any unreimbursed expenses in accordance with Section 2.6 hereof, earned but unused annual leave entitlement in accordance with Section 2.5 and, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Employer and its affiliates through the date of termination of employment (collectively, the “Accrued Amounts”).

3.2.	Certain Terminations

a)	Termination by the Employer other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated during the Term by the Employer other than for Cause or Disability (as defined in Section 8.2), or by the Executive for Good Reason (as defined in Section 8.3), the Executive shall be entitled to: (i) the Accrued Amounts, (ii) a pro-rata bonus for the fiscal year in which the employment terminates, based on actual performance through the end of the applicable fiscal year and the number of days that have elapsed in the fiscal year through the date of termination (a “Pro-Rata Bonus”), (iii) payment of an amount equal to the sum of one-twelfth (1/12) of Base Salary and one-twelfth (1/12) of the target Annual Bonus each month for eighteen (18) months following termination (the “Severance Payments”) and (iv) continuation of private medical benefits on the same terms as active senior executives for eighteen (18) months following termination (“Medical Continuation”). The period of eighteen (18) months for payment of the Severance Payments and Medical Continuation shall be reduced by any period of notice given to the Executive that exceeds thirty (30) days where that additional period of notice is served by the Executive. The Employer’s obligations to make the Severance Payments and to provide Medical Continuation shall be conditioned on: (i) the Executive’s continued compliance with his obligations under Section 4 of this Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in substantially the form attached hereto as Exhibit B. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Agreement, the Executive shall immediately return to the Employer any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a), and the Medical Continuation shall immediately terminate. The Employer will commence payment of the Severance Payments as soon as practicable following receipt of the Release signed by the Executive. Any Pro-Rata Bonus will be paid at the time Holdco ordinarily pays incentive bonuses to its executives with respect to the fiscal year in which the termination occurs.

b)	Termination upon Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive (or the Executive’s estate, if applicable) will receive (i) the Accrued Amounts, and (ii) a Pro-Rata Bonus.

c)	Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due to the Executive upon a termination of his employment under this Agreement.

3.3.

Resignation from All Positions. Upon the termination of the Executive’s employment with the Employer for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any member of the Group or from any officer or directorship which he holds by virtue of the employment. The Executive shall cooperate with the Employer in effecting any removal or resignation and shall execute any document or do anything which is necessary to give effect thereto. By entering into this Agreement the Executive irrevocably appoints any director of the Employer as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with this Section 3.3. If there is any doubt as to whether such execution (or other thing) has been carried out within the authority conferred by this Section 3.3 a certificate in writing (signed by any director or the secretary of the Employer) will be sufficient to prove that the act or thing falls within that authority.

3.4.	Cooperation. Following the termination of the Executive’s employment with the Employer for any reason, the Executive agrees to reasonably cooperate with the Group upon reasonable request of the CEO or the CEO’s Designee and to be reasonably available to the Group with respect to matters arising out of the Executive’s services to the Employer and other members of the Group. The Employer shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.

4.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights

4.1.	Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Employer, the Executive will be exposed to and will receive information relating to the confidential affairs of the Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Employer and other members of the Group and other forms of information considered by the Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Employer and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the Executive’s employment with the Employer without the prior written consent of the Employer and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Employer, unless required by law to disclose such information, in which case the Executive shall provide the Employer with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction.

Upon termination of the Executive’s employment with the Employer, the Executive shall promptly supply to the Employer all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Employer, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that the Executive may retain his full rolodex or similar address and telephone directories.

4.2.

Non-Competition. By and in consideration of the Employer entering into this Agreement and the payments made and the benefits provided hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Employer and other members of the Group, the Executive agrees that the Executive shall not for eighteen (18) months after termination of his employment (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined in Section 8.5); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Exchange Act or traded on the London Stock Exchange or any other internationally recognized stock exchange, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. During the Restriction Period, upon request of the Employer, the Executive shall notify the Employer of the Executive’s then-current employment status.

4.3.	Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee or consultant of the Employer or any other member of the Group where such employee or consultant was a person who immediately prior to the end of the Executive’s employment (the “Termination Date”) or in the six (6) months prior thereto reported directly to the Executive or to a person who reported directly to the Executive or with whom the Executive worked closely at any time during the period of six (6) months prior to the Termination Date.

4.4.	Interference with Business Relationships. During the Restriction Period the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Employer or any other member of the Group, in respect of whom the Executive had access to confidential information or with whose custom or business the Executive or employees reporting to him were personally concerned, to terminate its relationship or otherwise cease doing business in whole or in part with the Employer or its subsidiaries or affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Employer or any other member of the Group and any of its or their customers or clients so as to cause harm to the Employer or the relevant member of the Group.

4.5.	Intellectual Property Rights.

a)	The Executive may make or create Intellectual Property Rights (as defined in Section 8.4) in the course of his duties performed pursuant to the Agreement and he agrees that he has a special obligation to further the interests of the Employer and those of other members of the Group in relation to their business in this respect.

b)	Where the Executive makes or creates any Intellectual Property Rights during the Term which may be of benefit to the Employer or any other member of the Group, he shall inform the Employer in writing and such Intellectual Property Rights shall be owned absolutely by the Employer to the extent permitted by law. The Executive shall enter into all documents and do all things necessary to ensure such ownership. The Executive waives all moral rights therein.

c)	Rights and obligations under this Section 4.5 will continue after the termination of this Agreement in respect of all Intellectual Property Rights made or obtained during the Executive’s employment with the Employer and will be binding on the personal representatives of the Executive.

d)	The Executive agrees that he will not by his acts or omissions do anything which would or might prejudice the rights of the Employer under this Section 4.5.

e)	By entering into this Agreement the Executive irrevocably appoints any director of the Employer as his attorney to act on his behalf to execute any document and do anything in his name for the purpose of giving the Employer (or its nominee) the full benefit of the provisions of this Section 4.5 or the Employer’s entitlement under statute. If there is any doubt as to whether such execution (or other thing) has been carried out within the authority conferred by this Section 4.5, a certificate in writing (signed by any director or the secretary of the Employer) will be sufficient to prove that the act or thing falls within that authority.

2.1	Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties agree not to disclose the terms of this Agreement to any Person; provided that the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further.

2.2	Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Employer for which the Employer would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Employer shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Employer may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Employer to the Executive. The terms of this Section 4.7 shall not prevent the Employer from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Employer further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Employer and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

5.	Representation. The Executive and the Employer each represents and warrants that (i) he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Agreement and (ii) he or it is not otherwise unable to enter into and fully perform his or its obligations under this Agreement.

6.	Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Employer, the Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Employer and its subsidiaries and affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Employer or any of its subsidiaries, affiliates, employees, officers, directors or stockholders.

7.	Withholding and Deductions. The Employer will withhold from any amounts payable under this Agreement such deductions as it is required to make pursuant to any applicable law or regulation and any amount which the Executive owes to the Employer or any other member of the Group and the Executive hereby consents to such deduction.

8.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

8.1.	“Cause” shall mean the Executive’s (i) continuing failure, for more than ten (10) days after the Employer’s written notice to the Executive thereof, to perform such duties as are reasonably requested by the Employer; (ii) failure to observe material policies generally applicable to officers or employees of the Employer unless such failure is capable of being cured and is cured within ten (10) days of the Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Employer or any other member of the Group; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Employer or any other member of the Group or being charged with or convicted of any arrestable criminal offence (other than an offence under road traffic legislation for which a fine or non-custodial penalty is imposed); or (v) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within ten (10) days of the Executive receiving written notice of such violation.

8.2.	“Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Employer or its affiliates in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365-day period irrespective of whether such days are consecutive.

8.3.	“Good Reason” shall mean (i) a material and adverse change in the Executive’s duties or responsibilities; (ii) a reduction in the Executive’s Base Salary or target Annual Bonus; or (iii) breach by the Employer of any material provision of this Agreement; provided, that the Executive must give notice of termination for Good Reason within sixty (60) days of the occurrence of the first event giving rise to Good Reason.

8.4.	“Intellectual Property Rights” means patents, copyrights, database rights, registered and unregistered design rights, utility models, trade marks, and any other intellectual property rights throughout the world, applications for registration of any of the same, confidential information and knowhow, whether in each case registered or unregistered.

8.5.	“Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of the Employer or any other member of the Group or (ii) proposed to be conducted by the Employer or any other member of the Group in their respective business plans as in effect at that time.

9.	Miscellaneous.

9.1.	Indemnification. The Employer shall indemnify the Executive to the fullest extent provided under the Employer’s Articles of Association. The Employer and other members of the Group shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the CEO, CEO’s Designee or Board shall, in good faith, deem appropriate for coverage of directors and officers of the Employer and Group.

9.2.	Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3.	Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. To the extent permitted by law, no person other than the Parties and other members of the Group shall have the right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act Chapter 53B of Singapore, although this does not affect any other right or remedy of any third party which exists or is available other than under that Act.

9.4.	Data Protection. To the extent required by applicable law, the Executive gives his consent to the holding, processing and disclosure of personal data provided by the Executive to the Employer and Group for all purposes relating to the performance of this Agreement including, but not limited to:

a)	administering and maintaining personnel records;

b)	paying and reviewing salary and other remuneration and benefits;

c)	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

d)	undertaking performance appraisals and reviews;

e)	maintaining sickness and other absence records;

f)	taking decisions as to the Executive’s fitness for work;

g)	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue Authority of Singapore and the Central Provident Fund Board;

h)	providing information to future purchasers of the Employer or of the business in which the Executive works; and

i)	transferring information concerning the Executive to a country or territory outside Singapore.

The Executive will comply with the Employer’s policies on data protection matters.

9.5.	Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Employer:	MRC Transmark Pte. Ltd.
80 Raffles Place
#32-01
UOB Plaza
Singapore, 048624
Attention:
Facsimile:

copy to:	MRC Global Inc.
909 Fannin, Suite 3100
Houston, TX 77010
United States of America
Attention: General Counsel
Facsimile: 001 713-655-0159

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
United States of America
Attention: Robert C. Schwenkel, Esq.
Facsimile: 001 212-859-4000

If to the Executive:	at his principal office at the Employer (during the Term), and at all times to his principal residence as reflected in the records of the Employer, or as notified to the Employer from time to time by the Executive.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner then set forth.

9.6.	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of Singapore.

9.7.	Power of Attorney. The Executive hereby appoints any director of the Employer to act as his attorney with authority in his name and on his behalf to execute any deed or instrument and generally to use his name for the purposes set out in Sections 3.3 and 4.5. The Executive hereby declares that this power of attorney is given to secure his obligations under Sections 3.3 and 4.5 of this Agreement and shall be irrevocable.

9.8.	Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

9.9.	Entire Agreement. From and after the Effective Date this Agreement shall constitute the entire agreement between the Parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof.

9.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

9.11.	Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Employer.

9.12.	General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

9.13.	Mitigation. Notwithstanding any other provision of this Agreement, (i) the Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by the Employer, whether by seeking employment or otherwise and (ii) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

9.14.	Submission to Jurisdiction. The Parties irrevocably agree that the courts of Singapore or England and Wales, at the election of the party first commencing any proceedings in relation to this Agreement, are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement may be brought in those courts and the Parties irrevocably submit to the jurisdiction of whichever of those courts is first seized of the matter.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MRC Transmark Pte. Ltd.

By:	/s/ James Yeo
Managing Director

Executed as a Deed

EXECUTIVE

/s/ Neil P. Wagstaff
Neil Philip Wagstaff

in the presence of

/s/ Cher Soh Peng

Address: 45 Chua Chu Kang Loop
#13-14 Singapore 689679

Occupation: Financial Controller

Exhibit A

Benefits

•	Housing Allowance $15,000 SOD per calendar month inclusive of any tax equalization payments made to the Executive in respect of such housing allowance.

•

Reasonable costs of shipping household goods and personal effects from the United Kingdom to Singapore on commencement of the employment and at the end of the Term from Singapore to the United Kingdom (save on the Executive’s resignation other than for Good Reason or his termination by the Employer for Cause).

•

Reasonable costs (as determined by the Employer acting reasonably) of (1) four return business class flights per annum to the United Kingdom from Singapore for each of the Executive and Spouse. (The Employer agrees that Executive and/or Spouse may travel other than to and from the United Kingdom but the Employer’s costs for all flights provided to the Executive and his Spouse on an annual basis under this sub-section (1) shall not exceed the combined cost of four return business class flights for each of the Executive and his Spouse to the United Kingdom from Singapore); (2) business class flights to the United Kingdom from Singapore at the end of the Term for Executive and Spouse (save in the event of the Executive’s resignation other than for Good Reason or his termination by the Employer for Cause); and (3) business class flights to the United Kingdom from Singapore for the Executive’s Spouse in the event of the Executive’s death and for Executive and Spouse if the Executive is subject to Disability (as defined in section 8.2 of the Agreement).

•

Pension salary supplement of 10% of the Executive’s Base Salary. The Executive acknowledges that if during the Term he becomes a participant in the Singapore Central Provident Fund the Company shall reduce the pension salary supplement by such amount as it is required to contribute to the Central Provident Fund.

•	Payment of up to £1,642 per annum to enable the Executive to purchase life cover.

•	Payment of up to £4,354 per annum to enable the Executive to purchase long term disability cover.

•	Coverage under an International Medical policy at a cost to the Employer not to exceed $15,000 USD.

If the Executive agrees the Employer’s obligations in respect of each or all of the payments towards life cover; long term disability cover and/or medical cover may be satisfied by the purchase of appropriate cover for the Executive by the Employer or another member of the Group.

Exhibit B

Release

1.	In consideration of the payments and benefits to be made under the Employment Agreement, dated as of , 2012 (the “Employment Agreement”), to which Neil Philip Wagstaff (the “Executive”) and [ ], a company incorporated in Singapore (the “Employer”) (each of the Executive and the Employer a “Party” and, collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Employer, PVF Holdings LLC, a Delaware limited liability company, and each of their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Employer, or any termination of such employment, including claims (i) for severance or annual leave benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful dismissal, defamation, or other tort, (iii) under any statute, including the United States Federal Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990 (“ADA”), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the laws of Singapore for breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of annual leave pay, each as amended, and any other Singapore, U.S. or foreign federal, state or local law or judicial decision, excluding:

1.1	Rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement; and

1.2	Rights to indemnification the Executive has or may have under the by-laws or articles of association or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

2.	The Employee acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.	The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.	The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.

As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven (7) day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payments (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.	The Executive represents and warrants to the Employer that:

6.1.	Prior to entering into this Release Agreement, the Executive received independent legal advice from [—][1] (the “Independent Advisor”), who has signed the certificate at Appendix 1;

6.2.	Such independent legal advice related to the terms and effect of this Release Agreement in accordance with the laws of Singapore and, in particular, its effect upon the Executive’s ability to make any further claims under the laws of Singapore in connection with the Executive’s employment or its termination;

6.3.	The Executive has provided the Independent Adviser with all available information which the Independent Adviser requires or may require in order to advise whether the Executive has any such claims; and

6.4.	The Executive was advised by the Independent Adviser that there was in force, at the time when the Executive received the independent legal advice, a policy of insurance covering the risk of a claim by the Executive in respect of losses arising in consequence of that advice.

7.	Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.

8.	The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.	The Executive acknowledges that the release of claims set forth in this Release relates only to claims which exist as of the date of this Release.

10.	The Executive acknowledges that the Severance Payments he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Employer and any of its affiliates.

11.	Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.	This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.	The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.	This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.	This Release shall be binding upon any and all successors and assigns of the Executive and the Employer.

16.	This Release shall be governed by and construed and enforced in accordance with the laws of Singapore without giving effect to the conflicts of law principles thereof.

[signature page follows]

[1]	Name of Executive’s attorney to be included.

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                                         .

[ ]

By:
Name:
Title:

EXECUTIVE

Neil Philip Wagstaff

Exhibit C

1.	Continuous Employment

The Executive’s period of continuous employment with the Group commenced on 1 March 1996.

2.	Place of Work

The Executive’s usual place of work will be at No. 6 Tuas Loop Singapore 637343.

The Executive may be required in the performance of his duties to travel to such place or places in the Singapore or abroad as the Employer requires.

3.	Hours of Work

The Executive’s normal working hours are Monday to Friday 9am to 6 pm with 1 hour for lunch. The Executive will, without additional remuneration, from time to time work such further hours (including at weekends) as are reasonably necessary in order for him properly to carry out his duties under this Agreement.

4.	Sickness, Absence and Sick Pay

The Executive must notify the Employer on the first day of each absence from work or as soon after it as is practicable and give the reason for and expected duration of the Executive’s absence and also:

•	complete and sign a self-certification of absence document as soon as is practicable and in any event not later than on the Executive’s return to work;

•

send to the Employer a medical certificate issued by a registered medical practitioner at the end of seven days from the start of the Executive’s absence and a further certificate in each successive week of absence; and

•	(where the absence is for some reason other than illness or injury) supply such evidence about the absence and its cause as the Employer from time to time reasonably requires.

If the Executive has complied with his obligation relating to absences from work the Employer shall pay to the Executive “sick pay” as defined below throughout six months (whether or not continuous) in any one period of 12 months during which he is prevented by illness or injury from the discharging in full his duties under this Agreement.

The amount of the Executive’s sick pay shall be the amount of his Base Salary less any other sickness or invalidity benefits from any national or local government department or Employer plan whether or not claimed.

5.	Disciplinary and Grievance

In the event of the Executive wishing to seek redress of any grievance relating to his employment he should lay his grievance before the Board in writing, who will afford the Executive the opportunity of a full and fair hearing before the Board or a committee of the Board whose decision on such grievance shall be final and binding.

No one shall take disciplinary action against the Executive other than the CEO, CEO’s Designee, Board or an authorized member of the Board, and the Executive hereby recognizes and accepts that in view of his seniority it may not be possible for the Executive to have recourse to an appeal against such disciplinary action.